EXHIBIT 1

JOINT FILING AGREEMENT

This Joint Filing Agreement, dated as of February 14, 2019, is by and among Scott D. Vogel, VP Bermuda LLC and Bermuda One Fund, LLC.

Pursuant to and in accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, each of the filers hereby agree to be responsible for the timely filing of the Schedule 13G and any amendments thereto on behalf of the filers, and for the completeness and accuracy of the information concerning itself contained therein. Each of the filers hereby further agree to file this Joint Filing Agreement as an exhibit to the statement and each such amendment, as required by such rule.

BERMUDA ONE FUND LLC
By: VP Bermuda LLC, Managing Member

By:	/s/ Scott D. Vogel
Scott D. Vogel, Managing Member

VP BERMUDA LLC
By:	/s/ Scott D. Vogel
Scott D. Vogel Managing Member

By:	/s/ Scott D. Vogel
SCOTT D. VOGEL